EXHIBIT 99.1


CONTACT:
                                             Stephen D. Axelrod, CFA
Jerry O'Brien, CFO                           Donald Weinberger
NUWAVE TECHNOLOGIES, INC.                    WOLFE AXELROD WEINBERGER
(973) 882-8810, Ext. 212                     ASSOC., LLC
                                             (212) 370-4500, (212) 370-4505 fax
                                             e-mail: steve@wolfeaxelrod.com


                 NUWAVE TECHNOLOGIES ANNOUNCES EXTENSION OF ITS
                 NASDAQ LISTED (WAVEW) PUBLICLY TRADED WARRANTS

                   - EXPIRATION IS EXTENDED UNTIL JULY 2002 -


FAIRFIELD, NJ - May 3, 2001 -- NUWAVE Technologies, Inc. (NASDAQ: WAVE), a developer of leading edge digital and analog image enhancement technologies, today announced that its Board of Directors has approved the extension of the expiration date of the publicly traded warrants (Nasdaq Symbol: WAVEW) for one year until July 3, 2002. Each warrant entitles the warrant holder to purchase
1.378 shares of Common Stock at the exercise price of $3.99 per share ($5.50 plus 1 warrant yields 1.378 shares of Common Stock).

As part of the extension, NUWAVE will be able to redeem the warrants in the event that the average closing price of the Company's Common Stock is at least 120% of the then current exercise price of the warrants for a period of 20 consecutive trading days ($4.79). The redemption price of the warrants is $0.10 per warrant.

The Board, in taking this action, noted that it is in the best interest of NUWAVE and its shareholders to continue to have a financing vehicle in place providing the Company with a low cost, easily implemented means of raising capital.

Mr. Jerry Zarin, Chairman and CEO of NUWAVE stated, "Our video image enhancement ASIC chip is fully developed and undergoing extensive review by leading Asian manufacturers of consumer electronic products, our filters and algorithms are currently being marketed to the image enhancement community for use in such devices as DVDs, VCRs, scanners and digital cameras. We will soon be introducing our newest product, the Video Game Enhancer, ("VGE"), an accessory device that interfaces between the video game platform and the viewing display screen and that is designed to enhance the gamers playing experience. These hardware devices, along with our PicturePrep Club, for online photo portal viewing and Kodak photofinishing, place NUWAVE squarely in the dynamic digital imaging marketplace."

"The extension of the warrants", Mr. Zarin noted, "could result in an inexpensive source of new capital to enable NUWAVE to develop and market both existing products and new products and technologies yet to be developed."

NUWAVE Technologies, Inc. (http://www.nuwaveinc.com/) develops proprietary, state-of-the-art picture and video enhancement technologies for commercialization. These technologies are designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast, and tone, at a low cost, in breakthrough products, such as the ASIC Video Processor Chip ("NVP 104"), PicturePrep(TM) Deluxe 2001 and their unique online photo club, (www.PicturePrepClub.com(TM).)

This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.